Exhibit 99.1

Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
[TOUSA Logo]	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

TOUSA Prices Common Stock Offering

HOLLYWOOD, Fla., September 7, 2005 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that it has priced an offering of 4,000,000 shares of common stock at $28.00 per share. Of the total number of shares, 2,920,000 shares are being offered by the Company and 1,080,000 shares are being offered by Technical Olympic S.A., the Company’s majority stockholder. In addition, the Company and the selling stockholder have granted the underwriters an option to purchase up to an additional 600,000 shares of common stock. The proceeds to the Company of the offering will be used to repay amounts outstanding under the Company’s revolving credit facility.

UBS Investment Bank and Citigroup are acting as joint book-running managers of the offering. Copies of the prospectus relating to the offering may be obtained, when available, from: UBS Investment Bank at 299 Park Avenue, New York, NY 10171 or Citigroup Global Markets Inc., 140 58th Street, Brooklyn, NY 11220.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first- time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

Shelf registration statements relating to these securities have been filed with the Securities and Exchange Commission and are effective. The offering will be made pursuant to a prospectus supplement to the base prospectuses contained in the shelf registration statements, and the prospectus supplement shall be filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

This news release contains forward-looking statements, including statements regarding TOUSA’s proposed offering. The terms of, and TOUSA’s ability to complete this transaction, will depend upon prevailing market conditions and other factors. There can be no assurance that the transaction discussed in this news release will be completed on the terms outlined herein or at all.